Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Tethys Closes Private Placement
February 8, 2007 — Guernsey, Channel Islands — CanArgo Energy Corporation (AMEX:CNR; OSE:CNR) (“CanArgo”) today announced its subsidiary, Tethys Petroleum Limited (“Tethys”), has closed a private placement with a small group of sophisticated investors for proceeds of approximately US$17 million, subject to receipt of relevant waivers from CanArgo’s bondholders.
Tethys is focused on oil and gas exploration and production activities in Central Asia, the Caspian region and surrounding areas, and is currently most active in the Republic of Kazakhstan. Tethys owns interests in development and exploration assets situated in a licensed area of some 11,000 square kilometres (2.8 million acres) in western Kazakhstan.
Funds raised in the private placement are intended to be used to complete the development of the Kyzyloi Gas Field and associated pipeline and infrastructure in order to achieve first gas production in the Spring of 2007, and further exploration and development plans for the Akkulka and Greater Akkulka areas. The Kyzyloi pipeline is currently under construction, with pipe being laid and compression equipment expected on site shortly. Drilling is about to commence on the AKK007 well, the seventh shallow exploration well to be drilled in the Akkulka Exploration Area by Tethys, with all having gas indications, and the two wells tested to date having flowed dry gas at rates up to 8.8 million cubic feet (250,000 cubic metres) per day.
Tethys also announced that it has signed a Protocol of Intent (the “Protocol”) with the Ministry of Energy of the Republic of Tajikistan and the State Committee for Investments and Property Management of the Republic of Tajikistan. Tajikistan is a Central Asian republic located on the fringe of the Central Asian sedimentary basin abutting the Pamir and Tien-Shan mountains. The Protocol gives Tethys the exclusive right to carry out technical evaluations and negotiations with the aim of entering into a contractual arrangement: to carry out oil and gas exploration activities in the Kulibsky region of Southern Tajikistan; to consider involvement in the Alimtai prospect in that region; and to consider co-operation in increasing production on currently operating fields in Tajikistan. The Kulibsky (Kulob) region covers an area of over 9,000 square kilometres (2.3 million acres) in the Tajik-Afghan Basin of southern Tajikistan. There are several oil and gas fields already in operation, but the area has suffered from lack of investment in the industry since the break-up of the former Soviet Union. The area contains several identified structures, based both on active salt movements and compression against the nearby Pamir mountains with, Tethys believes, significant potential, and with several reservoir and source rocks being present. A phase of data collection, interpretation and negotiation is planned over the next six months, with the aim of concluding basic agreements during this period.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia and in the Republic of Kazakhstan.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com
NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048206